Exhibit 10.2

[Letterhead]

July 19, 2016

Michael J. Hoffman

Dear Mike:

In connection with the succession planning process and your stated desire to transition from the role of Chairman and Chief Executive Officer of The Toro Company to the role of executive Chairman of the Board, earlier today the Board of Directors formally elected you to the position of Chairman of the Board, effective November 1, 2016, as an elected officer and employee of the Company and subject to your written acceptance of this offer.

The following confirms the terms and conditions of this offer:

Title:	Chairman of the Board of The Toro Company
Effective Date:	November 1, 2016

Base Salary:	Your Annual Base Salary, effective November 1, 2016, will be $680,000. This amount was set by the Compensation & Human Resources Committee (C&HR Committee) and ratified by the Board of Directors.

Annual Cash Incentive:

Your F’16 Annual Performance Award, including the target and maximum payout, performance measures, weightings and goals, set by the C&HR Committee at its meeting held in December 2015 and as set forth in your Annual Performance Award Agreement will remain unchanged.

Your F’17 Annual Performance Award target and maximum payout percent will be 125% and 250% of fiscal year base salary earnings, respectively.  These were set by the C&HR Committee and ratified by the Board of Directors.  The performance measures, weightings and goals for F’17 will be determined by the C&HR Committee at its December 2016 meeting.

Long-Term Incentives:

All of your outstanding long-term incentive awards, including Stock Option Awards and Performance Share Awards (F’14 to F’16,  F’15 to F’17 and F’16 to F’18) will remain unchanged, including the performance measures, weightings and goals for the Performance Share Awards.

Any F’17 equity grants will be set by the C&HR Committee at the December 2016 meeting.

Stock Ownership Guidelines	Your stock ownership guideline multiple remains at 5x annual base salary.

Executive Perquisites:	Your perquisites will remain unchanged.

Mike, on behalf of the full Board I want to thank you for your years of service as Chairman and CEO.  I know that in your capacity as Chairman of the Board you will continue to work with Rick as your successor, the leadership team at Toro and the Board to continue to drive the company to even higher levels of success.

Sincerely,

/s/ Robert C. Buhrmaster

Robert C. Buhrmaster

Presiding Non-Management Director

The Toro Company Board of Directors

July 19, 2016

To the Board of Directors of The Toro Company:

I, Michael J. Hoffman, consent to being elected as the Chairman of the Board of The Toro Company effective as of November 1, 2016.

/s/ Michael J. Hoffman
Michael J. Hoffman